Exhibit 10.2

LITIGATION FUNDING AGREEMENT

March 2, 2026

BARC Investments, LLC
c/o Barry M. Straus Assoc. LTD.
307 Fifth Ave, 8th Floor
New York, NY 10016
Attn: BARC Members & Michael Canter

Re:	Future Recovery – 2026 Litigation Funding Agreement (“BARC 2026 LFA”)

Dear BARC Investments, LLC:

This letter agreement (the “BARC 2026 LFA”) is by and between AmBase Corporation, a Delaware corporation (the “Company”) and BARC Investments, LLC (“BARC”).

On June 28, 2013, 111 West 57th Investment LLC, a subsidiary of the Company (“Investment LLC”), entered into a joint venture agreement with 111 West 57th Sponsor LLC (the “Sponsors”), pursuant to which Investment LLC invested in a real estate development property to purchase and develop certain real property located at 111 West 57th Street (the “111 West 57th Property”). In consideration for making the investment, Investment LLC was granted a membership interest in 111 West 57th Partners LLC (“111 West 57th Partners”), which indirectly acquired the 111 West 57th Property (the “Joint Venture”).

The Company has been since 2017 and is currently party to certain ongoing litigation with the Sponsors and certain of the lenders in the 111 West 57th Street Property project, and seeks to recover value for the Company with respect to its equity investment in the 111 West 57th Street Property, whether by direct recovery or from asserting claims against the Sponsors, their principals and/or certain of the lenders, and including any appeals with respect to such proceedings (collectively, “Future Recovery Litigation”).

In order to finance the Company’s expenses with respect to the Future Recovery Litigation, the Company previously entered into that certain Litigation Funding Agreement, dated as of September 26, 2017, by and between the Company and Richard A. Bianco, the Company’s Chairman, President and Chief Executive Officer (“Bianco”), as amended by that certain Amendment to the Litigation Funding Agreement dated as of May 20, 2019 (as amended, the “2017 LFA”).

In order to allow the Company to use its existing working capital and the proceeds of the Litigation Fund Amount (as defined below) to be provided by other Funders to finance the Company’s continued expenses with respect to the Future Recovery Litigation, rather than be required to apply or reserve such working capital and proceeds for repayment of existing indebtedness due to BARC, and pursuant to the Promissory Note (as defined below), the amounts due BARC, at its option, can be converted into a litigation funding agreement pari-pasu with any other litigation funding entity(ies), the Company and BARC have agreed that BARC will convert up to an initial amount of Two Million Dollars ($2,000,000) (the “Immediate Funding Amount”), plus such additional amounts as may be necessary from time to time and as agreed to by the Company and BARC at such time (the Immediate Funding Amount, plus such additional amounts, collectively, the “BARC Litigation Fund Amount”).

The parties hereto acknowledge and agree that certain other parties, including Bianco, may also provide funding in connection with the Future Recovery Litigation, and that such other parties would also be entitled to receive Litigation Proceeds (as defined below), pro rata in proportion to the funding amount provided by each such party, pursuant to separate litigation funding agreements. Such other parties executing other litigation funding agreements together with BARC shall be “Funders” hereunder. The amount provided by all Funders pursuant to their respective litigation funding agreements shall be the “Litigation Fund Amount” hereunder.

This BARC 2026 LFA shall memorialize the mutual agreement of BARC and the Company with respect to any amounts to be provided by BARC to fund Future Recovery Litigation and the sharing of any financial recovery resulting from such litigation. The parties hereto acknowledge and agree as follows:

1.
Upon execution of this BARC 2026 LFA  by all parties, all principal amounts outstanding as of the date of this BARC 2026 LFA  pursuant to that certain Senior Promissory Note between BARC and the Company (the “Promissory Note”), in the aggregate amount of Two Million Dollars ($2,000,000), shall be deemed converted pursuant to this BARC 2026 LFA , and such amounts that are so converted are payable only in accordance with the terms of this BARC 2026 LFA . Notwithstanding the foregoing, the accrued but unpaid interest pursuant to the Promissory Notes, in the total amount of approximately Two Hundred Thousand Dollars ($200,000), shall remain outstanding and continue to accrue interest on the same terms as set forth in the Promissory Note provided that the maturity date of such indebtedness shall be three (3) years from the end of the month immediately following the execution date of this BARC 2026 LFA  . For the purposes of this BARC 2026 LFA, “business day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The date that the entire initial funding amount from Bianco is received by the Company pursuant to that certain 2026 Litigation Funding Agreement between Bianco and the Company shall be deemed to be the “Funding Date”.

2.
BARC shall, within ten (10) business days of a written request from the Company, provided any such request is received on or before March 31, 2028, pay to the Company by wire transfer of immediately available funds, such other additional amounts as may be mutually agreed to by BARC and the Company to be additional amounts included in the BARC Litigation Fund Amount, to pay for other continuing working capital needs of the Company and other continuing litigation costs and expenses, or to repay any loans or debts accrued by the Company in order to pay for such costs and expenses, including attorneys’ fees, expert witness fees, consulting fees and disbursements incurred by the Company or reasonably anticipated to be incurred by the Company in connection with any proceedings (i) involving the Sponsors and/or the lenders in the 111 West 57th Street Property project, or (ii) seeking to recover value for the Company with respect to its equity investment in the 111 West 57th Street Property. The foregoing provision shall not impose upon either BARC or the Company any obligation to negotiate for the provision or receipt of any additional amounts to be included in the BARC Litigation Fund Amount.

3.
In consideration for the Funders’ commitment to provide the Litigation Fund Amount, the Company shall distribute any and all consideration it actually receives in connection with any Future Recovery Litigation, including an amount in cash equal to the fair market value of any non-cash consideration received, whether by judgment, award, order, settlement or otherwise, including, without limitation, any damages (punitive or otherwise), penalties, or interest (such amounts, collectively, the “Litigation Proceeds”) as follows:

•
Twenty-five percent (25%) of all Litigation Proceeds that are in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Preliminary Company Preference Amount”) to Bianco, pursuant to the 2017 LFA. The remaining seventy-five percent (75%) of all Litigation Proceeds that are in excess of the Preliminary Company Preference Amount, plus the Preliminary Company Preference Amount, to the Funders (pro rata in proportion to the Litigation Fund Amount provided by each Funder) and the Company as follows:

•
If and to the extent the Litigation Proceeds are received after the Funding Date but on or before September 30, 2026: (x) first, to the Funders (pro rata in proportion to the Litigation Fund Amount provided by each Funder) until the aggregate amount received by the Funders hereunder equals the sum of the Litigation Fund Amount plus an amount equal to fifty percent (50%) of the aggregate Litigation Fund Amount, and (y) then, the remaining Litigation Proceeds, if any, to the Company; and

•
If and to the extent the Litigation Proceeds are received after September 30, 2026 but on or before the twelve (12) month anniversary of the Funding Date: (x) first, to the Funders (pro rata in proportion to the Litigation Fund Amount provided by each Funder) until the aggregate amount received by the Funders hereunder equals the sum of the Litigation Fund Amount plus one (1) times the aggregate Litigation Fund Amount, and (y) then, the remaining Litigation Proceeds, if any, to the Company.

•
If and to the extent the Litigation Proceeds are received after the twelve (12) month anniversary of the Funding Date but on or before the twenty four (24) month anniversary of the Funding Date: (x) first, to the Funders (pro rata in proportion to the Litigation Fund Amount provided by each Funder) until the aggregate amount received by the Funders hereunder equals the sum of the Litigation Fund Amount plus one and one-half (1.5) times the aggregate Litigation Fund Amount, and (y) then, the remaining Litigation Proceeds, if any, to the Company.

•
If and to the extent the Litigation Proceeds are received after the twenty-four (24) month anniversary of the Funding Date: (x) first, to the Funders (pro rata in proportion to the Litigation Fund Amount provided by each Funder) until the aggregate amount received by the Funders hereunder equals the sum of the Litigation Fund Amount plus one and eight tenths (1.8) times the aggregate Litigation Fund Amount, and (y) then, the remaining Litigation Proceeds, if any, to the Company.

Illustrative examples of the distributions of the Litigation Proceeds have been contemporaneously shared between the Company and BARC (the “Illustrative Examples”).

4.
For avoidance of doubt, Litigation Proceeds shall include anything of value, including any property or other non-cash consideration, received from any Sponsor, lender, and/or their respective affiliates, shareholders, partners, members, managers, officers and directors or any other individuals connected to the 111 West 57th Property project, as a result of any Future Recovery Litigation. If there is a dispute regarding the appropriate valuation of any non-cash portion of the Litigation Proceeds and the parties are unable to resolve such dispute within twenty (20) business days, then either party may submit the dispute for arbitration pursuant to Section 11 of this BARC 2026 LFA.

5.
If, at any time before the date that is thirty-six (36) months from the date of this BARC 2026 LFA, the Company proposes to raise additional financing for the Company’s expenses with respect to the Future Recovery Litigation, then, the Company shall give BARC written notice of its intention, describing the general terms upon which the Company proposes to raise such additional financing (the “LF Notice”). BARC shall have fifteen (15) business days from the date such notice is provided to agree, by giving written notice to the Company and stating therein the amount of financing to be provided (up to the amount set forth in the LF Notice), to participate in such financing upon the terms set forth in the LF Notice. If BARC fails to deliver such notice within such fifteen (15) business day period, BARC shall be deemed not to have exercised its participation right hereunder with respect to such financing. The Company may, during the six (6) month period following the expiration of such fifteen (15) business day period, offer the remaining financing, if any, upon terms no more favorable to the participant than those specified in the LF Notice. If the Company does not enter into an agreement for the financing of the Future Recovery Litigation as contemplated by the LF Notice within such period, the participation right provided hereunder shall be deemed to be revived and such financing shall not be offered unless first re-offered to BARC in accordance herewith. If the Company does enter into an agreement with another party for the financing of the Future Recovery Litigation as contemplated by the LF Notice within such period, and receives any such financing, the participation right provided hereunder shall be deemed to have been permanently terminated. An LF Notice shall not be required, and BARC shall not have participation rights, with respect to any agreement with Bianco for additional financing for the Company’s expenses with respect to the Future Recovery Litigation that are executed within five (5) days of this BARC 2026 LFA and are contemplated by the Illustrative Examples.

6.
Other than pursuant to Section 5 of this BARC 2026 LFA  , the Company hereby agrees that it shall not, without the prior written consent of BARC, create, incur, assume or permit to exist any new lien or encumbrance on the Litigation Proceeds, grant any other person or entity any rights in the Litigation Proceeds superior to the rights of BARC, or otherwise grant any person or entity any rights that have the effect or could reasonably have the effect of hindering, delaying, or diluting BARC’s right to receive the payments provided in this BARC 2026 LFA  .

7.
The Company shall distribute any Litigation Proceeds it receives within five (5) business days of receipt of such amounts in accordance with the terms of this BARC 2026 LFA. For avoidance of doubt, the Litigation Fund Amount shall only become due and payable by the Company upon the receipt of, and to the extent of, any Litigation Proceeds.

8.
This BARC 2026 LFA  commenced on the date hereof and shall continue in effect until (a) the final resolution of all Future Recovery Litigation pursuant to (i) a final, non-appealable judgment of a court of competent jurisdiction or (ii) a written settlement agreement between the Company and the respective defendants in such proceedings, and (b) the disbursement in full of all Litigation Proceeds, if any, in accordance with this BARC 2026 LFA, unless the BARC 2026 LFA  is earlier terminated by the mutual written agreement of all parties hereto.

9.
This BARC 2026 LFA constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10.
This BARC 2026 LFA shall inure to the benefit of, and be binding upon, the successors, heirs and permitted assigns of each of the parties hereto. The Company may not assign the BARC 2026 LFA or its rights and obligations hereunder to another person without BARC’s prior written consent, which consent may be withheld in BARC’s sole discretion. BARC may, at any time, without the consent of the Company, assign to one or more assignees all or a portion of its rights and obligations under this BARC 2026 LFA (including the right to receive all or a portion of the Litigation Proceeds due to BARC hereunder).

11.
This BARC 2026 LFA shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. Any claim or dispute arising out of or in any way relating to this agreement or its alleged breach shall be determined in a binding arbitration by a single arbitrator that is a retired State or Federal court judge. The arbitration shall be administered by the American Arbitration Association under its commercial dispute resolution procedures which are in effect at the time of the arbitration. The arbitration shall take place in New York City. The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving their right to arbitration and, for such purposes, each party irrevocably consents to the jurisdiction of any of the courts of the State of New York in New York County, and the United States District Court for the Southern District of New York. However, the merits of the action that involves such provisional remedies or injunctive relief, including without limitation, the terms of any permanent injunction, shall be determined by arbitration under this Section 11. Judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.

12.
This BARC 2026 LFA shall not be modified, amended or supplemented except by a written agreement signed by the parties hereto. This BARC 2026 LFA may be executed in any number of counterparts (and by facsimile), each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this BARC 2026 LFA by facsimile, electronic portable document format (PDF) file or other means of electronic transmission will be as effective as delivery of a manually executed counterpart to this BARC 2026 LFA.

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Please confirm your agreement to the foregoing by signing a copy of this BARC 2026 LFA where indicated below and returning it to the undersigned.

Sincerely,

AMBASE CORPORATION,
a Delaware corporation

By:	/s/ John Ferrara
John Ferrara
Vice President and Chief Financial Officer and Controller

Acknowledged and Agreed:

BARC INVESTMENTS, LLC
a Connecticut limited liability company

By: /s/ Richard A. Bianco, Jr.
Name: Richard A. Bianco, Jr.
Title: Member

By: /s/ Alessandra F. Bianco
Name: Alessandra F. Bianco
Title: Member

By: /s/ Christina A. Bianco
Name: Christina A. Bianco
Title: Member